Exhibit 99.1

                                  [LETTERHEAD]

Results
                                                    contact: Ann Cadier-Kim, CFO
                                                                  (949) 699-3922

                      THE WET SEAL, INC. ANNOUNCES JANUARY
                       COMP SALES INCREASE OF 23.3 PERCENT

         FOOTHILL RANCH, CA, February 8, 2001 PRNewswire/ -- Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the 5-week period ended February 3, 2001 of $44,171,000 compared to net sales of $27,957,000 for the 4-week period ended January 29, 2000, an increase of $16,214,000 or 58 percent. The Company's comparable store sales increased 23.3 percent for the 4-week period ended January 27, 2001 compared to the 4-week period ended January 29, 2000.

         Net sales for the 14-week period ended February 3, 2001 were $176,530,000 compared to net sales of $143,203,000 for the 13-week period ended January 29, 2000, an increase of $33,327,000 or 23.3 percent. The Company's comparable store sales increased 14.6 percent for the 13-week period ended January 27, 2001 compared to the 13-week period ended January 29, 2000. The comparable store sales for the fourth quarter of fiscal 1999 decreased 17.1 percent.

         Net sales for the 53-week fiscal year ended February 3, 2001 were $580,182,000 compared to net sales of $524,407,000 for the 52-week fiscal year ended January 29, 2000, an increase of $55,775,000 or 10.6 percent. The Company's comparable store sales increased 3.9 percent for the 52 weeks ended January 27, 2001 compared to the 52 weeks ended January 29, 2000. The comparable store sales for fiscal 1999 decreased 9.8 percent.

         The Company has signed the definitive agreement for the previously announced acquisition of the store leases and related assets including inventory of the Zutopia chain from Gymboree Corporation. Zutopia is a chain of 19 stores that focuses on the `tween' customer. The acquisition remains subject to the customary closing conditions including receipt of required landlord consents and other third party approvals. The transaction is currently expected to close on March 25, 2001, on which date the Company will take over operations of the Zutopia stores.

         As previously announced, the Company has discontinued operations of its under-performing Limbo Lounge division, a chain of 26 unisex stores. Three of the locations were closed at the end of the fourth quarter of fiscal 2000 and the remaining 23 store locations are being converted to Wet Seal or Contempo Casuals stores.

         "January sales exceeded our expectations and we are pleased with our fourth quarter results overall," stated Kathy Bronstein, Chief Executive Officer of The Wet Seal, Inc. "With the positive impact of January sales on top of an already successful holiday season, we will exceed the analysts estimates," continued Ms. Bronstein. "We are well positioned in our inventory as we enter Spring 2001 and anticipate continued strong sales momentum in all divisions," concluded Ms. Bronstein.

         The Company's cash position remains strong at the end of the fiscal year with over $100 million in cash and investments, and no long-term debt.

         The Company currently operates 552 stores. The Company opened 36 stores in fiscal 2000 and closed 32 stores. In fiscal 2001 the Company plans to open approximately 30 stores, the majority of which will take place in the third and fourth quarters. The Company anticipates that 25 of the new stores will be Wet Seal stores and 5 will be Arden B. stores. The Company will close approximately 20 stores in fiscal 2001.

         The Company anticipates releasing estimated earnings results for fiscal 2000 in the week ending February 23, 2001. The Company plans to release final earnings results for fiscal 2000 on March 21, 2001 before the market opens. The Company will hold a conference call on March 21, 2001 at 9:00 AM PST to discuss fiscal 2000 results.

The Wet Seal, Inc., a specialty retailer of fashionable and contemporary apparel and accessory items designed for consumers with a young, active lifestyle, is headquartered in Foothill Ranch, California. The Company currently operates a total of 552 stores in 42 states, the District of Columbia and Puerto Rico, of which 242 are Contempo Casuals stores and 225 are Wet Seal stores which cater to the junior customer, and 85 are Arden B. stores which focus on a young, contemporary woman.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.